Exhibit 99.1

IXYS Corporation Announces Results for the December 2015 Quarter

Highlights:

  Gross profit margin for the quarter ended December 31, 2015 was 32.0%, an increase of 60 basis points from the gross profit margin in the December 31, 2014 quarter.
  Gross profit margin for the nine months ended December 31, 2015 was 31.9%, an increase of 190 basis points as compared to the same period in the prior fiscal year.
  Adjusted EBITDA, which excludes stock-based compensation expense, was $10.8 million for the December 2015 quarter and $30.9 million for the nine months ended December 31, 2015.
  IXYS declared a $0.04 per share dividend, marking the thirteenth consecutive quarter of dividends.

LEIDEN, Netherlands & MILPITAS, Calif.--(BUSINESS WIRE)--February 2, 2016--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor and IC company, today reported results for its third quarter of fiscal year 2016, which ended December 31, 2015.

Net revenues for the quarter ended December 31, 2015 were $75.1 million, a decrease of $6.2 million, or 7.6%, as compared to net revenues of $81.3 million in the December 2014 quarter. For the nine months ended December 31, 2015, IXYS reported net revenues of $237.4 million, a decrease of $18.4 million, or 7.2%, as compared to net revenues of $255.8 million for the same period in the prior fiscal year.

“With the slowdown in the Chinese economy and other regions, quarterly revenues declined. However, with our diversified product lines and geographic reach, we expect to weather this period and increase revenues going forward. Importantly, we had no significant customer attrition; rather, the scope of product purchasing was slower during the holiday period, as is common in our industry,” commented Dr. Nathan Zommer, Chairman, CEO and Founder of IXYS. “We expect that our ongoing R&D investments and the successful design wins of our existing and new products will result in improved revenues and profitability for IXYS in future periods.”

Net income for the quarter ended December 31, 2015 was $2.3 million, or $0.07 per diluted share, a decrease of $4.3 million, as compared to net income of $6.6 million, or $0.21 per diluted share, for the same period in the prior fiscal year.

Net income for the nine months ended December 31, 2015 was $8.5 million, or $0.26 per diluted share, a decrease of $7.4 million, as compared to net income of $15.9 million, or $0.50 per diluted share, for the same period in the prior fiscal year.

The December 2015 quarter non-GAAP net income, which excludes the impact of charges for the amortization of acquired intangible assets and stock compensation, was $3.9 million, or $0.12 per diluted share, as compared to non-GAAP net income of $8.7 million, or $0.27 per diluted share, for the same period in the prior fiscal year.

For the nine months ended December 31, 2015, non-GAAP net income, which excludes the impact of charges for the amortization of acquired intangible assets and stock compensation, was $14.3 million, or $0.43 per diluted share, as compared to non-GAAP net income of $22.1 million, or $0.69 per diluted share, for the same period in the prior fiscal year.

Gross profit for the quarter ended December 31, 2015 was $24.0 million, or 32.0% of net revenues, as compared to a gross profit of $25.5 million, or 31.4% of net revenues, for the same quarter in the prior fiscal year. Our gross profit margin increased by 60 basis points this quarter over the comparable period in the prior fiscal year.

Gross profit for the nine months ended December 31, 2015 was $75.6 million, or 31.9% of net revenues, as compared to a gross profit of $76.7 million, or 30.0% of net revenues, for the same period in the prior fiscal year. This is an increase of 190 basis points in gross profit margin over the comparable period in the prior fiscal year.

“Despite the difficult market environment, we have been able to achieve gross profit margin expansion over the prior year’s comparable quarter and nine month period. We also held the line on our operating expenses despite a substantial increase in our R&D spending, which will encourage future product sales,” stated Mr. Uzi Sasson, President and CFO of IXYS.

Adjusted EBITDA, which excludes stock-based compensation expense, was $10.8 million for the December 2015 quarter and $30.9 million for the nine months ended December 31, 2015.

Cash and cash equivalents totaled $154.2 million at December 31, 2015, as compared to $121.2 million at March 31, 2015. IXYS generated $5.7 million in cash from operations during the December 2015 quarter.

In the December 2015 quarter, IXYS declared a $0.04 per share dividend, which is the thirteenth consecutive quarter of dividends.

“Due to global market volatility customers continue to rely on short-lead time product deliveries, which limit our visibility of buying patterns. We are constantly working with customers to increase their inventory and expect that our sales and marketing efforts will bear fruit in the coming quarters. Therefore, we expect revenues in the March 2016 quarter to be modestly higher when compared to those of the December 2015 quarter,” said Mr. Sasson.

Non-GAAP Information

Included above and within the attached schedules are certain non-GAAP financial figures. During the quarter ended December 31, 2015, the company incurred charges, including those associated with amortization of intangible assets and stock compensation. Adjusting the net income in the December 31, 2015 quarter to exclude the impact of amortization of intangible assets and stock compensation expenses, net of applicable tax at the effective tax rate for the respective periods, results in a financial presentation for the company without the effect of these charges. Similarly, adjusted EBITDA for the December 31, 2015 quarter reflects the exclusion of depreciation and amortization, stock compensation expenses, as well as interest and taxes, and may serve as an indication of the company’s ability to service its debt. Management believes non-GAAP net income, non-GAAP net income per share and adjusted EBITDA are useful measures of operating performance. However, the non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income and net income per share or other financial measures prepared in accordance with GAAP.

These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Other companies in our industry may calculate non-GAAP net income, non-GAAP net income per share and adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunications industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid state relays, high voltage integrated circuits (HVIC), and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end customer base of over 3,500 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to future revenues and profitability, R&D investments, design wins, new products, customer buying patterns, sales and marketing efforts and our revenues in the March 2016 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, manufacturing challenges and capacity limitations, adverse changes in customer demand, declining economic conditions or increasing product costs, among other things. Further information on other factors that could affect IXYS is detailed and included in reports that IXYS has filed with the Securities and Exchange Commission, including its Form 10-Q for the fiscal quarter ended September 30, 2015. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	December 31,	March 31,
	2015	2015
ASSETS
Current assets:
Cash and cash equivalents	$154,238	$121,164
Restricted cash	722	266
Accounts receivable, net	36,180	41,042
Inventories, net	89,664	82,005
Prepaid expenses and other current assets	3,876	3,413
Total current assets	284,680	247,890
Property, plant and equipment, net	42,194	42,545
Other assets	64,612	51,463
Deferred income taxes	29,750	31,957

Total assets	$421,236	$373,855

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$19	$464
Current portion of notes payable to bank	2,725	45,790
Accounts payable	15,157	12,675
Accrued expenses and other current liabilities	22,142	19,865
Total current liabilities	40,043	78,794
Notes payable, net of current portion	91,777	10,528
Pension liabilities	16,394	17,232
Total liabilities	148,214	106,554

Common stock	382	381
Additional paid-in capital	153,211	152,874
Retained earnings	142,044	137,134
Accumulated other comprehensive (loss)	(22,615)	(23,088)
Stockholders' equity	273,022	267,301

Total liabilities and stockholders' equity	$421,236	$373,855

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net revenues	$75,133	$81,326	$237,437	$255,841
Cost of goods sold	51,104	55,811	161,794	179,156
Gross profit	24,029	25,515	75,643	76,685

Operating expenses:
Research, development and engineering	7,280	6,289	22,767	20,487
Selling, general and administrative	9,158	10,191	29,595	31,668
Amortization of intangibles	1,329	1,419	4,282	4,545
Total operating expenses	17,767	17,899	56,644	56,700
Operating income	6,262	7,616	18,999	19,985
Other (expense) income, net	(88)	(227)	(2,400)	1,510
Income before income tax provision	6,174	7,389	16,599	21,495
Provision for income tax	3,888	767	8,055	5,551
Net income	$2,286	$6,622	$8,544	$15,944

Net income per share - basic	$0.07	$0.21	$0.27	$0.51

Weighted average shares used in per share calculation - basic	31,487	31,585	31,626	31,488

Net income per share - diluted	$0.07	$0.21	$0.26	$0.50

Weighted average shares used in per share calculation - diluted	32,343	32,231	32,483	32,173

Reconciliation of net income to Non-GAAP net income (in thousands, unaudited):
	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net income	$2,286	$6,622	$8,544	$15,944

Amortization of intangible assets	1,329	1,419	4,282	4,545
Stock compensation expense	310	671	1,429	1,578
Non-GAAP net income	$3,925	$8,712	$14,255	$22,067

Reconciliation of net income per share, diluted to Non-GAAP net income per share, diluted (unaudited):
	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net income per share, diluted	$0.07	$0.21	$0.26	$0.50

Amortization of intangible assets	0.04	0.04	0.13	0.14
Stock compensation expense	0.01	0.02	0.04	0.05
Non-GAAP net income per share, diluted	$0.12	$0.27	$0.43	$0.69

Weighted average shares used in per share calculation, diluted	32,343	32,231	32,483	32,173

Adjusted EBITDA (in thousands, unaudited)
	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net income	$2,286	$6,622	$8,544	$15,944

Add:
Income tax expense	3,888	767	8,055	5,551
Interest expense	432	392	1,030	1,124
Depreciation and amortization	3,333	4,083	10,478	13,231
Stock compensation expense	838	749	2,777	2,127
Adjusted EBITDA	$10,777	$12,613	$30,884	$37,977

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President & CFO